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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      FRONTLINE COMMUNICATIONS CORPORATION

                    ----------------------------------------
                    Adopted in accordance with the provisions of Section 242 of the General Corporation
                          Law of the State of Delaware

                    -----------------------------------------

     The undersigned, being Chief Executive Officer of Frontline Communications Corporation (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

     FIRST: The Certificate of Incorporation of the Corporation has been amended as follows by striking out the first paragraph of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a new first paragraph of Article FOURTH, reading as follows:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Twenty-Seven Million (27,000,000) shares, of which Twenty-Five Million (25,000,000) shares shall be Common Stock, par value $.01 per share, and Two Million (2,000,000) shares shall be Preferred Stock, par value $.01 per share."
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          IN WITNESS WHEREOF, I have signed this Certificate this 6th day of
     January 2000.

                                 FRONTLINE COMMUNICATIONS CORPORATION


                                 By: /s/ Stephen J. Cole Hatchard
                                     ------------------------------
                                     Name: Stephen J. Cole-Hatchard
                                     Title: Chief Executive Officer

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